Exhibit 3.1

VIDANGEL INC. INVESTOR RIGHTS AND VOTING AGREEMENT February 27, 2014

INVESTOR RIGHTS AND VOTING AGREEMENT

This Investor Rights and Voting Agreement (this “Agreement”) is made and entered into as of February 27, 2014, by and among VIDANGEL, INC., a Delaware corporation (the “Company”), the parties listed on Exhibit A attached hereto (the “Investors”) and the parties listed on Exhibit B attached hereto (the “Key Holders”). The Key Holders and the Investors are referred to herein collectively as the “Voting Parties.”

RECITALS

A.           The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of the Company’s Common Stock (the “Shares”) on the terms and conditions set forth in that certain Common Stock Purchase Agreement dated of even date herewith by and among the Company and the Investors, as amended from time to time.

B.           It is a condition to the closing of the sale of the Shares that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. COVENANTS OF THE COMPANY.

1.1 Information Rights.

(a) Basic Financial Information.  The Company will furnish to each Investor holding more than 551,875 shares of Common Stock (a “Major Investor”) when available, but in no event later than 30 days following the end of each quarter and month or 45 days following the end of each year:  (1) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such year together with a comparison of such statements to the Company’s budget or plan, all prepared in accordance with generally accepted accounting principles and practices (“GAAP”), other than GAAP requirements that companies undergo annual audits; (2) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such quarter; and (3) an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month (except the last month of each fiscal quarter of the Company), all prepared in accordance with generally accepted accounting principles and practices subject to changes resulting from normal year-end audit adjustments.  If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

(b) Confidentiality.  Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or confidential information of the Company.  The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of ten percent (10%) or more of a competitor.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company.

(c) Inspection Rights.  The Company shall permit each Major Investor to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

2. ELECTION OF BOARD OF DIRECTORS

2.1 Voting During the term of this Agreement, each Voting Party agrees to vote all Shares in such manner as may be necessary to maintain the number of members of the Board of Directors at no more than five (5) and to elect (and maintain in office) as a member of the Company’s Board of Directors (the “Board”), for so long as at least 1,000,000 shares of Common Stock are held by Alta Ventures Mexico Fund I, L.P. and its affiliates (“Alta”), an individual designated by Alta, to serve as a representative of the Investors (the “Alta Designee” or “Investor Director”).

2.2 Designation of Alta Designee.  The Alta Designee shall be chosen by Alta, and Alta shall notify the Company and Voting Parties in writing prior to any election of directors of the identity of the Alta Designee.  The initial Alta Designee shall be Paul Ahlstrom.

2.3 Current Alta Designee.  For the purpose of this Agreement, Paul Ahlstrom shall be deemed to be the initial Alta Designee.

2.4 Changes in Alta Designee.  From time to time during the term of this Agreement, Alta, for so long as it is entitled to designate the Alta Designee, may, in its sole discretion:

(a) notify the Company and the Voting Parties in writing of an intention to remove from the Board the incumbent Alta Designee; or

(b) notify the Company in writing of an intention to select a new Alta Designee for election to a Board seat, to replace the incumbent Alta Designee;

In the event of such an initiation of a removal or selection of the Alta Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removal or election, including, without limitation, soliciting the votes of the appropriate stockholders, and the Voting Parties shall vote their Shares to cause: (a) the removal from the Board of the Alta Designee so designated for removal; and (b) the election to the Board of any new Alta Designee so designated.

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3. “MARKET STAND-OFF” AGREEMENT.  Each of the Investors and Key Holders hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of the Company’s initial public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”).  For purposes of this Section 3, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates.  To enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 3 and to impose stop transfer instructions with respect to the Shares and such other shares of stock of the Company held by each Key Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.  Each Key Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

4. APPROVAL OF CERTAIN ACTIONS.

4.1 Approval of Certain Actions by the Alta Designee.   The Company shall not, without first obtaining the approval of the Investor Director:

(a) Amend the Company’s Certificate of Incorporation or Bylaws in any manner that would have an adverse effect on the Investors;

(b) Issue or reclassify any outstanding shares or securities into, shares having any rights, preferences or privileges senior to the Company’s Common Stock;

(c) Increase or decrease the authorized number of shares of the Company’s Common Stock or create or authorize any series of preferred stock;

(d) Repurchase any shares of the Company’s capital stock, except redemption or repurchase of shares of Common Stock from the Company’s employees or consultants upon termination of their employment or service pursuant to agreements providing for such repurchase; or

(e) Make any change to the Company’s stock option plan.

5. GENERAL PROVISIONS.

5.1 Amendment and Waiver of Rights.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Investors (and/or any of their permitted successors or assigns) holding Shares representing a majority of all the Investors’ Shares, and Key Holders holding Shares representing a majority of all Shares held by the Key Holders.  Any amendment or waiver effected in accordance with this Section 5.1 shall be binding upon each Investor, each Key Holder, each permitted successor or assignee of such Investor or Key Holder and the Company.

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5.2 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed: (a) if to an Investor or Key Holder, at the Investor’s or Key Holder’s address or facsimile number or email address as shown on Exhibit A of Exhibit B attached hereto, as applicable, as may be updated in accordance with the provisions hereof; or (b) if to the Company to 251 North University Avenue, Provo, UT 84601, Attn: Chief Executive Officer, or to such other address as the Company shall have furnished to the Investors, with a copy to Chris Anderson, Durham, Jones & Pinegar, 111 E. Broadway, Suite 900, Salt Lake City, Utah 84111, facsimile 801.415.3500.  With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each Investor agrees that such notice may be given by facsimile or email.  Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile or email, upon confirmation of facsimile or email transfer or delivery.

5.3 Entire Agreement.  This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

5.4 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.5 Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.6 Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

5.7 Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by an Investor without the prior written consent of the Company.  Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

5.8 Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

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5.9 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

5.10 Costs and Attorneys’ Fees.  In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

5.11 Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of stock by such subdivision, combination or stock dividend.

5.12 Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.13 Facsimile Signatures.  This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

5.14 Termination.  The rights, duties and obligations under Sections 1 through 4 of this Agreement shall terminate immediately prior to the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act.  Section 1.1(b) shall survive any such termination of the Agreement, and the obligations under Section 3 shall survive beyond the closing of the Company’s initial public offering, for the time period indicated.

(Signature page follows)

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

VIDANGEL, INC.
a Delaware corporation

By     /s/ Neal Harmon
Neal Harmon, CEO (VidChief)

“INVESTORS”

Alta Ventures Mexico Fund I, L.P.
By:       Alta Ventures Mexico Management (GP), L.P.
Its:       General Partner

By:       Alta Group Americas Management (GP), Inc.
Its:       General Partner

By:       /s/ Paul Ahlstrom
Name:  Paul Ahlstrom
Title:    Chief Executive Officer

[Signature Page to Investor Rights and Voting Agreement]

“INVESTORS”

Kickstart Seed Fund II, L.P

By:       /s/ Gavin Christensen
Name:  Gavin Christensen
Title:    Managing Director

[Signature Page to Investor Rights and Voting Agreement]

“INVESTORS”

Osborn Companies, LC

By:      /s/ Warren Osborne
Name: Warren Osborn
Title:   Chief Executive Officer

[Signature Page to Investor Rights and Voting Agreement]

“KEY HOLDERS”

HARMON VENTURES, LLC,
a Utah limited liability company

By: /s/ Neal Harmon
Name: Neal Harmon
Title: Member

/s/ Daniel Harmon
Daniel Harmon

FIRSTSTEP CAPITAL, L.L.C,
a Utah limited liability company

By: /s/ John Richards
Name: John Richards
Title: Manager

/s/ Jordan Harmon
Jordan Harmon

/s/ Benton Crane
Benton Crane

/s/ Alan Melby
Alan Melby

EXHIBIT A

List of Investors

Name, Address and E-Mail	Number of Shares
ALTA VENTURES MEXICO FUND I, L.P. [ADDRESS] [ADDRESS] Attn: Paul Ahlstrom	2,069,536
KICKSTART SEED FUND II, L.P. 2795 E. Cottonwood Pkwy, #350 Salt Lake City, UT 84121 Attn: Gavin Christensen	689,845
OSBORN COMPANIES, LC 4290 North Vintage Circle Provo, UT 84604 Attn: Warren Osborn	551,876
TOTAL:	3,311,257

EXHIBIT B

List of Key Holders

Name, Address and E-Mail	Number of Shares of Common Stock Held
Harmon Ventures, LLC 251 North University Avenue Provo, UT 84601 Attn: Neal Harmon	8,938,520
Daniel Harmon [Address] [Address]	301,980
FirstStep Capital, L.L.C 136 E. South Temple, Ste 1050 Salt lake City, UT 84111	397,350
Jordan Harmon [Address] [Address]	189,960
Benton Crane [Address] [Address]	105,960
Alan Melby [Address] [Address] [Address]	66,230
TOTAL:	10,000,000